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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                   ----------

                Date of Report (Date of earliest event reported):
                                December 19, 2005

                                  Alpharma Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                        1-8593                    22-2095212
(State or other jurisdiction         (Commission File             (IRS Employer
      of incorporation)                   Number)                Identification)

                 One Executive Drive, Fort Lee, New Jersey 07024
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code
                                 (201) 947-7774

                                 Not Applicable
                (Former name or former address, if changed since
                                  last report)

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2005, the Registrant and Actavis Group hf ("Actavis") entered into Amendment No. 3 to the Stock and Asset Purchase Agreement ("Agreement") relating to the sale of the Registrant's U.S. and International Generics business (the "Generics Business") filed by the Registrant as Exhibit 10.1 to its Report on Form 8-K dated October 17, 2005.

The Agreement permitted the Registrant to cause dividends to be paid out of the Generics Business and required the Registrant to retire or retain any debt of the Generics Business. Pursuant to Amendment No. 3, (i) approximately EUR 30 million in cash was retained in the Generics Business, (ii) the principal amount of the receivable held by an entity which will continue to be affiliated with the Registrant that was assigned to Actavis was decreased from approximately EUR
134.7 million plus accrued interest to EUR 107.6 million plus accrued interest,
(iii) an entity affiliated with the Registrant retained a receivable from an entity within the Generics Business in a principal amount of approximately EUR
27.1 million plus accrued interest and Actavis guaranteed the repayment of the receivable on or before February 14, 2006 and (iv) a payable of approximately EUR 25 million plus accrued interest owing to an entity within the Generics Business by an entity which will continue to be affiliated with the Registrant was assumed by Actavis. These transactions did not have any net economic effect on the previously reported purchase price of US$810 million on a basis net of cash and indebtedness.

In addition, Amendment No. 3 provided for (i) the post-closing payment to the Registrant of any freely-usable cash that may have been retained in the Generics Business as of the Closing as the result of the technical inability of the Registrant to remove all such cash prior to the Closing, (ii) mechanics for the post-closing payment by the Registrant of US$6.7 million due under a settlement agreement of a class-action lawsuit executed prior to the Closing which related to pre-closing product sales by the Generics Business and (iii) certain changes in the allocation schedule related to the sale of the Generics Business.

Certain other amendments to the Agreement have not been filed based upon the fact that they are not material to the Registrant.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2005, the Registrant (i) gave notice to the Trustee under its 8.625% Senior debt due 2011 ("Senior Debt") that it has irrevocably elected to redeem all of said notes in accordance with the terms of the relevant note indenture and (ii) gave notice to the Trustee under its 3% Convertible Senior Subordinated Notes ("Convertible Debt") that it has irrevocably elected to redeem all of said notes in accordance with the terms of the relevant note indenture. Pursuant to such action (i) the Registrant will be obligated to pay approximately US$243.2 million to the Trustee for the benefit of the holders of the Senior Debt on or about January 23, 2006 and (ii) to the extent the holders of the Convertible Debt do not exercise their right to convert said notes into Class A Common Stock of the Registrant (at a conversion price of US$32.11), the Registrant will be obligated to pay approximately US$161.9 million to the Trustee for the benefit of the holders of the Convertible Notes on or about January 23, 2006.


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In addition, on December 20, 2005, an indirect wholly-owned subsidiary of the
Registrant repaid, in full, the US$95 million loan made to it by DNB Nor Bank on December 7, 2005 and on December 20, 2005, the Registrant repaid the US$30 million term loan portion of its US$225 million Asset Backed Loan facility dated October 26, 2005. These repayments were required under the terms of the related loan agreements as a result of the closing of the sale of the Generics Business (see Item 2.01 below).

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 19, 2005, the Registrant completed the sale of its Generics Business to Actavis pursuant to the terms of the Agreement, as amended. Other than the purchase and sale of goods in the ordinary course of business and the transaction being reported hereby, the Registrant and Actavis have no material relationship.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

On December 19, 2005, the Registrant completed the sale of its Generics business to Actavis pursuant to the terms of the Agreement as amended. The attached unaudited Condensed Consolidated Pro Forma Financial information has been presented for informational purposes only and is not indicative of any future results of operations or the results that might have occurred if the sale had actually been completed on the indicated dates.


The unaudited pro forma Condensed Consolidated Financial information of the Company is based on and should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 and in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Pro forma financial information required in connection with the sale of the Registrant's Generics Business (see Item 2.01 above) is attached hereto as an Exhibit.

                                        ALPHARMA INC.


                                        By: /S/ Matthew T. Farrell
                                           -------------------------------------
                                           Matthew T. Farrell
                                           Executive Vice President and
                                           Chief Financial Officer

Date: December 23, 2005


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EXHIBIT LIST

10.1 Financial information as required pursuant to Items 2.01 and 9.01 in connection with the sale of the Generics Business

10.2 Amendment No. 3 dated December 19, 2005, to the Stock and Asset Purchase Agreement dated as of October 17, 2005, between the Registrant and, certain of the Registrant's subsidiaries, and Actavis Group hf.


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